     As filed with the Securities and Exchange Commission on March 16, 2000
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                       PEGASUS COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                                 -------------

            DELAWARE                                   51-0374669
 (State or Other Jurisdiction                       (I.R.S. Employer
of Incorporation or Organization)                 Identification Number)

                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                                 (888) 438-7488
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 -------------

            Marshall W. Pagon, President and Chief Executive Officer
                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                                 (888) 438-7488
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -------------
                                   Copies to:

              Ted S. Lodge, Esq.                      Michael B. Jordan, Esq.
             Scott A. Blank, Esq.                     Diana E. McCarthy, Esq.
     Pegasus Communications Corporation              Drinker Biddle & Reath LLP
c/o Pegasus Communications Management Company            One Logan Square
       225 City Line Avenue, Suite 200                 18th & Cherry Streets
       Bala Cynwyd, Pennsylvania  19004             Philadelphia, PA 19103-6996
                (888) 438-7488                            (215) 988-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
         Title of                   Amount             Proposed Maximum        Proposed Maximum            Amount of
     Securities to be               To be               Offering Price            Aggregate              Registration
        Registered                Registered              Per Share             Offering Price                Fee
--------------------------- ----------------------- ----------------------- ----------------------- ------------------------
6 1/2% Series C Convertible         3,000,000              $115.375(1)           $346,125,000              $91,377
      Preferred Stock
=========================== ======================= ======================= ======================= ========================
Class A Common Stock, par            (2)                     (3)                     (3)                      (3)
   value $.01 per share
============================================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended, based on the last sale price for the Series C convertible preferred stock on March 9, 2000.

     (2) Also being registered are the shares of Class A common stock (including any additional shares resulting from anti-dilution provisions, such as stock splits and stock dividends) into which the Series C convertible preferred stock may be converted, presently 2,352,900 shares.

     (3) Pursuant to Rule 457(i) no additional registration fee is required in connection with the registration of the Class A common stock issuable upon conversion of the Series C convertible preferred stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED MARCH 16, 2000

PROSPECTUS
___________, 2000


                               [GRAPHIC OMMITED]



                       PEGASUS COMMUNICATIONS CORPORATION

         3,000,000 Shares of 6 1/2% Series C Convertible Preferred Stock
                                       and
The Shares of Class a Common Stock Issuable Upon Conversion of the Series C Convertible Preferred Stock

                                 -------------

         We issued the Series C convertible preferred stock on January 25, 2000. This prospectus relates to the offering of the Series C Convertible preferred stock or the Class A common stock issued upon conversion of the Series C convertible preferred stock, from time to time, by the selling security holders listed on page 36. The selling security holders may offer these securities at fixed prices, at prevailing market prices, varying prices and negotiated prices. The selling security holders will receive all of the net proceeds from the sale of their securities. Pegasus will receive no cash proceeds from the sales of these securities.

The Series C Convertible Preferred Stock:

     o  Liquidation Preference: $100 per share.

     o Dividends: 6 1/2% cumulative annual dividends, payable quarterly in arrears, commencing on April 30, 2000, in cash, or, at our option, in shares of our Class A common stock or a combination thereof.

     o Conversion Price: $127.50 per share, subject to adjustment (equal to an initial conversion ratio of 0.7843 shares of our Class A common stock for each share of Series C convertible preferred stock).

     o Conversion Right: convertible into Class A common stock at any time at the applicable conversion ratio.

     o Optional Redemption: beginning on February 1, 2003, shares of Series C convertible preferred stock may be redeemed, at any time, at the redemption premiums stated herein (plus accumulated and unpaid dividends).

     o Special Redemption: redeemable at a redemption premium of 105.525% (plus accumulated and unpaid dividends) on or after August 1, 2001 but prior to February 1, 2003 if the trading price for the Class A common stock equals or exceeds $191.25 per share for a specified period. Additional payments will also be made by us to the holders if we redeem shares under the foregoing circumstances before February 1, 2003.

Class A Common Stock:

         Our Class A common stock is listed on the Nasdaq National Market under the symbol "PGTV." On March 15, 2000, the last reported sale price of the Class A common stock on the Nasdaq National Market was $133 13/16 per share.

      These securities involve risk. See Risk Factors beginning on Page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                     Page

THE COMPANY............................................................1
WHERE YOU CAN FIND MORE INFORMATION....................................2
RISK FACTORS...........................................................3
USE OF PROCEEDS.......................................................15
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS............15
DESCRIPTION OF SERIES C CONVERTIBLE PREFERRED STOCK...................16
DESCRIPTION OF CAPITAL STOCK..........................................28
MATERIAL FEDERAL TAX CONSEQUENCES.....................................31
SELLING SECURITY HOLDERS .............................................36
PLAN OF DISTRIBUTION..................................................36
LEGAL MATTERS.........................................................38
EXPERTS...............................................................38

                              About This Prospectus

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, the selling shareholders may, from time to time, offer Series C convertible preferred stock or the Class A common stock received upon conversion of such preferred stock. This prospectus provides you with a general description of the Series C convertible preferred stock and the Class A common stock. Each time the selling security holders offer Series C convertible preferred stock or Class A common stock under this prospectus, they will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in Where You Can Find More Information.

         The information in this prospectus assumes the completion of the acquisition of Golden Sky Holdings, Inc. and other pending acquisitions described in our annual report on Form 10-K.

                                   THE COMPANY

Pegasus Communications Corporation is:

     o  The largest independent distributor of DIRECTV(R) with approximately
        1.1 million subscribers at February 29, 2000. Pegasus has the exclusive right to distribute DIRECTV digital broadcast satellite services to over
        7.2 million rural households in 41 states. We distribute DIRECTV through the Pegasus retail network, a network in excess of 2,500 independent retailers.

     o The owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB.

     o One of the fastest growing media companies in the United States. We have increased our revenues at a compound growth rate of 89% per annum since our inception in 1991.

     We were incorporated in Delaware in May 1996. Our principal executive office is c/o Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, PA 19004, and our telephone number is (888) 438-7488.

     Additional information about us is incorporated by reference in this prospectus. See Where You Can Find More Information.

                       WHERE YOU CAN FIND MORE INFORMATION

         Pegasus files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any of the documents we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. These SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy information statements and other information regarding registrants like Pegasus that file electronically with the SEC. Pegasus' Class A common stock is quoted on the Nasdaq National Market and reports and other information about us may be inspected at the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20007-1500.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering.

         Pegasus is incorporating by reference the following documents that we have filed with the SEC.

     o Pegasus' Annual Report on Form 10-K filed with the SEC on March 10, 2000 for the fiscal year ended December 31, 1999;

     o Pegasus' Current Reports on From 8-K filed with the SEC on January 12, 2000 dated January 12, 2000 and on January 12, 2000 dated November 19, 1999 (as amended by Form 8-K/A filed on February 2, 2000 and as further amended by Form 8-K/A filed on February 16, 2000);

     o The sections entitled "Golden Sky Holdings, Inc." and "Pegasus Communications Corporation Pro Forma Consolidated Financial Information (unaudited)" beginning on pages F-25 and F-59, respectively of the proxy statement/prospectus contained in Pegasus' Registration Statement on Form S-4 (File No. 333-31080); and

     o The description of Class A common stock contained in Pegasus' registration statement on Form 8-A (File No. 0-21389) filed with the SEC on September 18, 1996, including any amendments or reports filed for the purpose of updating such description.

Copies of these filings may be obtained at no cost from:

                       Pegasus Communications Corporation
                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                              Bala Cynwyd, PA 19004
                            Telephone: (888) 438-7488
               Attention: Vice President, Corporate Communications

         You should rely only on the information provided or incorporated by reference in this prospectus and any applicable prospectus supplement. Pegasus has not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of those documents. Pegasus is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                  RISK FACTORS

         In addition to the information in this prospectus and any other prospectus supplement, the following factors and the factors set forth in the applicable prospectus supplement should be considered carefully in evaluating an investment in our securities. To the extent that any risk factor contained in any prospectus supplement conflicts with or supersedes any risk factor contained in this prospectus, the risk factor in such prospectus supplement shall control.

Risks of Investing in the Series C Convertible Preferred Stock

         We Cannot Assure You That An Active Trading Market Will Develop

         Prior to this offering, there has been no public market for the Series C convertible preferred stock and there can be no assurance that an active trading market will develop or be sustained in the future. There may be significant volatility in the market price of the Series C convertible preferred stock due to factors that may or may not relate to our performance. We do not intend to list any of the Series C convertible preferred stock on any securities exchange, and there can be no assurance that a trading market for the Series C convertible preferred stock will develop and continue after the offering. The initial purchasers of the Series C convertible preferred stock have advised us that they currently intend to make a market in the Series C convertible preferred stock but they are not obligated to do so and may discontinue market making activities at any time. If a market for the Series C convertible preferred stock were to develop, the Series C convertible preferred stock could trade at prices that may be lower than the initial offering price and could be significantly affected by various factors such as economic forecasts, financial market conditions, reorganizations, acquisitions and quarterly variations in our results of operations.

         Our Substantial Indebtedness Could Adversely Affect Your Investment

         We have now and, after this offering, will continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to pay our obligations under the Series C convertible preferred stock;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other activities;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

     o place us at a competitive disadvantage compared to our competitors that have less debt.

         The following chart shows certain important credit statistics after giving effect to the acquisition of Golden Sky Holdings, Inc., the investment in Personalized Media, the pending sale of our Puerto Rico cable system, the closing of the new Pegasus Media & Communications credit facility and the offering of Series C convertible preferred stock (in thousands):

                                                                      As of
                                                               December 31, 1999
                                                               -----------------
         Total indebtedness..................................     $1,124,592
         Common stockholders' equity.........................      $620,512
         Debt to equity ratio................................         1.8x

     Our earnings would have been inadequate to cover our fixed charges and preferred stock dividends by $460.9 million for the year ended December 31, 1999, after giving effect to the acquisition of Golden Sky Holdings, Inc., the investment in Personalized Media, the pending sale of our Puerto Rico cable system, the closing of the new Pegasus Media & Communications credit facility and the offering of Series C convertible preferred stock as if the transactions had occurred on January 1, 1999. Neither total indebtedness nor stockholders' equity, as set forth above, includes the approximately $142.7 million in outstanding Series A preferred stock, $300.0 million in Series C convertible preferred stock or a $3.9 million minority interest in our subsidiaries.

     We and Our Subsidiaries May Still Be Able To Incur Substantially More Debt Which Could Exacerbate the Risks Described Above

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If new debt is added to our and our subsidiaries' current debt levels, the risks described above that we and they now face could intensify. The terms of the Series C convertible preferred stock do not prohibit us or our subsidiaries from doing so. The new Pegasus Media & Communications credit facility and the Golden Sky credit facility currently permit our subsidiaries to borrow up to an additional $264.6 million, and all of those borrowings would be effectively senior to the Series C convertible preferred stock.

     We May Not Be Able To Generate Enough Cash To Service Our Debt

     Our ability to make payments on and to refinance our indebtedness, including the Series C convertible preferred stock, and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow to service our debt.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facilities, will be adequate to meet our future liquidity needs for at least the next few years.

     We cannot assure you that:

     o our business will generate sufficient cash flow from operations;

     o currently anticipated cost savings and operating improvements will be realized on schedule; or

     o future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs.

     We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities, on commercially reasonable terms or at all.

     If a Change of Control Occurs, We May Be Unable To Refinance Our Publicly Held Debt, Bank Debt and Preferred Stock

     If certain kinds of change of control events occur, we must offer to redeem the Series C convertible preferred stock. We must also offer to redeem our publicly held debt securities, including the Golden Sky's publicly held debt securities, and other preferred stock for approximately $914.8 million. In addition, our bank debt, including Golden Sky's bank debt, of approximately $256.2 million at December 31, 1999, would also come due on a change of control. If a change of control occurs, and we are unable to finance it, we would be in default. See Description of Series C Convertible Preferred Stock -- Special Conversion Rights Upon a Change of Control.

     Your Right to Receive Liquidation and Dividend Payments on the Series C Convertible Preferred Stock is Junior To Our Existing and Future Indebtedness and To All of the Liabilities of Our Subsidiaries

     Our obligations with respect to the Series C convertible preferred stock do not constitute indebtedness. With respect to liquidation and dividend payments, our obligations under these securities rank junior to all of our present and future indebtedness and other payment obligations and those of our subsidiaries and junior to our Series A preferred stock and on parity with all future capital stock designated as on parity and senior to all classes of common stock and any junior preferred stock, including the Series B junior convertible participating preferred stock. Further, the claims of creditors of our subsidiaries will be effectively senior to all payments, including liquidation and dividend payments on the Series C convertible preferred stock. As of December 31, 1999, after giving effect to the acquisition of Golden Sky Holdings, Inc., the investment in Personalized Media, the pending sale of our Puerto Rico cable system, the closing of the new Pegasus Media & Communications credit facility and the offering of Series C convertible preferred stock, we had approximately $1.1 billion of indebtedness and other liabilities, all of which would have been senior in right of payment to the Series C convertible preferred stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Series C convertible preferred stock only after all of our indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Series C convertible preferred stock then outstanding and any preferred stock ranking on parity with the Series C convertible preferred stock. See Description of Series C Convertible Preferred Stock -- Ranking.

         We May Have Difficulty in Obtaining Cash from Our Subsidiaries to Meet Our Obligations Under the Series C Convertible Preferred Stock, Which Could Adversely Affect Your Investment

         We will have to rely upon dividends and other payments from our subsidiaries to generate the funds necessary to repurchase the Series C convertible preferred stock or make cash dividend payments, if any. Our subsidiaries, however, are legally distinct from us and have no obligation, contingent or otherwise, to pay amounts due under the Series C convertible preferred stock or to make funds available for these payments. Our subsidiaries also have not guaranteed the Series C convertible preferred stock. The ability of our subsidiaries to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of our subsidiaries' indebtedness and applicable state laws. There are significant restrictions on the payment of dividends to us contained in the instruments governing the obligations of our subsidiaries. See Description of Certain Indebtedness.

         The Exercise or Conversion of Our Outstanding Options and Warrants Into Class A Common Stock Will Dilute the Percentage Ownership of Our Other Stockholders

         There are outstanding options and warrants to purchase in the aggregate approximately 2.8 million shares of our Class A common stock and more options will be granted in the future under our employee benefit plans and in connection with the merger with Golden Sky, Holdings, Inc. The exercise or conversion of outstanding stock options and warrants will dilute the percentage ownership of our other stockholders, including you. In addition, any sales in the public market of shares of our Class A common stock issuable upon the exercise or conversion of such stock options or warrants or the perception that such sales could occur, may adversely affect the prevailing market price of our Class A common stock.

         The Sale of a Substantial Number of Shares of Our Class A Common Stock in the Public Market Could Adversely Affect the Market Price of Our Class A Common Stock

         Substantially all of our currently outstanding shares of Class A common stock have been registered for sale under the Securities Act, are eligible for sale under an exemption from requirements or are subject to registration rights pursuant to which holders may require us to register such shares in the future. In addition, we will issue up to 6.5 million registered shares of our Class A common stock in connection with the merger with Golden Sky Holdings, Inc.

         At least 4.6 million shares issued to Golden Sky stockholders are subject to a lock-up agreement and may not be sold or otherwise disposed of until six months after closing of the Golden Sky merger. The remainder of the shares of Class A common stock issued to Golden Sky shareholders may be freely sold when issued, subject, with respect to some shares, to securities laws applicable to affiliates of Golden Sky and excluding certain shares to be held in escrow in connection with the merger. Another 200,000 shares of Class A common stock issued in connection with certain transactions may not be sold or otherwise disposed of for a period of 120 days from the closing of the offering of the Series C convertible preferred stock pursuant to the purchase agreement by and among Pegasus and the initial purchasers. Sales or the expectation of sales of a substantial number of shares of our Class A common stock, including shares issuable upon exercise or conversion of outstanding options or warrants, could adversely affect the prevailing market price of our Class A common stock.

         We Are Restricted from Paying Cash Dividends and from Redeeming Series C Convertible Preferred Stock; We Also Could Be Prevented from Paying Dividends in Shares of Our Class A Common Stock

         The terms of the Series C convertible preferred stock permit us to use cash to pay dividends and redeem the Series C convertible preferred stock. We do not believe, however, that we will be able to pay dividends in cash or to redeem the Series C convertible preferred stock for cash for the foreseeable future. The terms of the instruments governing our indebtedness restrict our ability to pay cash dividends and to redeem the Series C convertible preferred stock. Our ability to pay cash dividends and redeem the Series C convertible preferred stock will depend on our meeting certain financial criteria. We cannot assure you that we will be able to meet this criteria. Even if the terms of the instruments governing our indebtedness allow us to pay cash dividends and to redeem the Series C convertible preferred stock, under Delaware law we can make such payments only from our "surplus" -- meaning the excess of our total assets over the sum of our liabilities plus the par value of our outstanding capital stock -- or net income. We cannot assure you that we will have any surplus or net income. Moreover, without surplus, we cannot pay dividends in shares of our Class A common stock.

         Our Credit Arrangements and Publicly Held Debt and Preferred Stock Limit Our Ability to Pay Dividends on Our Class A Common Stock

         We do not anticipate paying cash dividends on our Class A common stock in the foreseeable future. In addition, our publicly held debt securities and preferred stock restrict our ability to pay cash dividends on our Class A common stock. Moreover, we are a holding company, and our ability to pay dividends is dependent upon the receipt of dividends from our direct and indirect subsidiaries. The Pegasus Media & Communications credit facility imposes substantial restrictions on Pegasus Media & Communications' ability to pay dividends to us. When the merger with Golden Sky Holdings, Inc. closes, Golden Sky's credit facility and other publicly held debt will restrict Golden Sky's ability to pay dividends to us.

         Marshall W. Pagon Owns and Controls Most of the Voting Power of Pegasus

         Marshall W. Pagon, our President, Chief Executive Officer and Chairman of the Board, through his beneficial ownership of all of our Class B common stock, will have 67.6% of the combined voting power of the outstanding common stock after giving effect to the Golden Sky merger.

         Our voting common stock is divided into two classes with different voting rights. Holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally, and holders of Class B common stock are entitled to ten votes per share. Both classes vote together as a single class on all matters except in connection with certain amendments to our Amended and Restated Certificate of Incorporation, the authorization or issuance of additional shares of Class B common stock, and except where class voting is required under the Delaware General Corporation Law. As a result of Mr. Pagon's beneficial ownership of all the outstanding voting stock of the sole general partner of a limited partnership that indirectly controls our parent company and of his control of the other holders of Class B common stock, Mr. Pagon beneficially owns all of our Class B common stock. After giving effect to the greater voting rights attached to the Class B common stock and the shares of Class A common stock to be issued in the Golden Sky merger, Mr. Pagon will have sufficient power, without the consent of the holders of the Class A common stock, to elect Pegasus' entire board of directors. Mr. Pagon will also have sufficient power to determine the outcome of other matters submitted to the stockholders for approval, including a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus that some or a majority of our stockholders might consider to be in their best interests.

          In connection with the merger, Mr. Pagon, certain of Golden Sky's stockholders and certain former stockholders of Digital Television Services, Inc. will enter into a voting agreement providing for the designation and election of directors.

         Except as required under the Delaware General Corporation Law and the applicable certificate of designation, holders of non-voting common stock and preferred stock have no voting rights.

         Our Stock Price Has Been Volatile

         There may be significant volatility in the market price of our Class A common stock due to factors that may or may not relate to Pegasus' performance. The market price of the Class A common stock may be significantly affected by various factors such as economic forecasts, financial market conditions, acquisitions and quarterly variations in Pegasus' results of operations.

         Our Certificate of Incorporation and Publicly Held Debt and Preferred Stock Could Delay, Deter or Prevent a Change of Control of Pegasus

         Provisions in our amended and restated certificate of incorporation and the Delaware General Corporation Law could serve to delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus. However, some or a majority of our stockholders might consider these actions to be in their best interests, including tender offers or attempted takeovers that might otherwise result in our stockholders receiving a premium over the market price for the Class A common stock.

         Our amended and restated certificate of incorporation contains, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of voting common stock with different voting rights. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus that some or a majority of our stockholders might consider to be in their best interests.

         In addition, restrictions associated with our publicly held debt securities, Series A preferred stock and Series C convertible preferred stock limit our ability to enter into a "change of control" transaction. If a change of control occurs:

         o we would be required to offer to purchase all of our publicly held debt securities then outstanding at 101% of the aggregate principal amount plus accrued and unpaid interest, if any;

         o we would be required to offer to purchase all of the shares of our Series A preferred stock then outstanding at 101% of the liquidation preference thereof plus, without duplication, accumulated and unpaid dividends to the repurchase date; and

         o if the market price per share of our Class A common stock at that time was less than the conversion price of our Series C convertible preferred stock, the holders of the Series C convertible preferred stock would have a one-time option to convert their shares into shares of our Class A common stock at a conversion price equal to the greater of the market price per share of our Class A common stock as of the date of the change of control or $68.00 per share. This could be dilutive to the holders of Class A common stock.

The repurchase price for the publicly held debt securities and Series A preferred stock is payable in cash. In the case of the Series C convertible preferred stock, we may, at our option, make a cash payment equal to the market value of the shares of our Class A common stock otherwise issuable. We cannot assure you that, were a change of control to occur, we would have sufficient funds to pay the cash repurchase price for those securities which we might be required to purchase. We cannot assure you that our subsidiaries would be permitted by the terms of their outstanding indebtedness, including pursuant to the Pegasus Media & Communications credit facility, to pay dividends to us to permit us to repurchase the publicly held debt securities and preferred stock, as applicable. Any such dividends are currently prohibited. In addition, any change of control transaction may also be a change of control under Pegasus Media & Communications' credit facility, which would require Pegasus Media & Communications to prepay all amounts owing under its credit facility and to reduce the commitments thereunder to zero. If we do not have sufficient funds to pay the repurchase price of our outstanding publicly held debt securities, Series A preferred stock and Series C convertible preferred stock, as the case may be, upon a change of control, we could be required to seek third party financing to the extent we do not have sufficient funds available to meet our repurchase obligations. We cannot assure you that we would be able to obtain such financing on favorable terms, if at all. In addition, any change of control would be subject to the prior approval of the FCC.

Risks of Our Direct Broadcast Satellite Business

         Satellite and Direct Broadcast Satellite Technology Could Fail or Be Impaired

         If any of the DIRECTV satellites are damaged or stop working partially or completely for any of a number of reasons, DIRECTV customers would lose programming. We would in turn likely lose customers, which could materially and adversely affect our operations, financial performance and the trading price of our Class A common stock.

         Direct broadcast satellite technology is highly complex and is still evolving. As with any high-tech product or system, it might not function as expected. In particular, the satellites at the 101(0) W orbital location may not last for their expected lives. In July 1998, DIRECTV reported that the primary spacecraft control processor failed on DBS-1. As it was designed to do, the satellite automatically switched to its on-board spare processor with no interruption of service to DIRECTV subscribers. A more substantial failure of our DIRECTV direct broadcast satellite system could occur in the future. See - We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative.

         Events at DIRECTV Could Adversely Affect Us

         Because we are an intermediary for DIRECTV, events at DIRECTV that we do not control can adversely affect us. One of the most important of these is DIRECTV's ability to provide programming that appeals to mass audiences. DIRECTV generally does not produce its own programming; it purchases it from third parties. DIRECTV's success -- and therefore ours -- depends in large part on DIRECTV's ability to make good judgments about programming sources and obtain programming on favorable terms. We have no control or influence over this.

         Programming Costs May Increase, Which Could Adversely Affect Our Direct Broadcast Satellite Business

         Programmers could increase the rates that DIRECTV pays for programming. As a result, our costs would increase. This could cause us to increase our rates and lose either customers or revenues.

         The law requires programming suppliers that are affiliated with cable companies to provide programming to all multi-channel distributors -- including DIRECTV -- on nondiscriminatory terms. The rules implementing this law are scheduled to expire in 2002. If they are not extended, these programmers could increase DIRECTV's rates, and therefore ours. If we increase our rates, we may lose customers. If we do not increase our rates, our revenues and financial performance could be adversely affected.

         We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative

         We may or may not be able to continue in the DIRECTV business after the current DIRECTV satellites are replaced. If we can continue, we cannot predict what it will cost us to do so.

         As part of a counterclaim in the litigation between the National Rural Telecommunications Cooperative and DIRECTV, DIRECTV is seeking a declaratory judgement that the term of the National Rural Telecommunications Cooperative's agreement with DIRECTV is measured only by the orbital life of DBS-1, the first DIRECTV satellite launched, and not the orbital lives of the other DIRECTV satellites at the 101(degree) W orbital location. According to DIRECTV, DBS-1 suffered a failure of its primary control processor in July 1998 and since that time has been operating normally using a spare control processor. If DIRECTV were to prevail on its counterclaim, any failure of DBS-1 could have a material adverse effect on our DIRECTV rights. While the National Rural Telecommunications Cooperative has a right of first refusal to receive certain services from any successor DIRECTV satellite, the scope and terms of this right of first refusal are also being disputed in the litigation. This right is not expressly provided for in our agreements with the National Rural Telecommunications Cooperative.

         On January 10, 2000, Pegasus and Golden Sky Holdings, Inc. filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide the National Rural Telecommunications Cooperative with from providing this programming to the class members and affiliates. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of the National Rural Telecommunications Cooperative and its members and affiliates.

         On February 10, 2000, Pegasus and Golden Sky filed an amended complaint, which added new tort claims against DIRECTV for interference with plaintiffs' relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. Pegasus and Golden Sky also withdrew the class action allegations to allow a new class action to be filed on behalf of the members and affiliates of the National Rural Telecommunications Cooperative. The outcome of this litigation and the litigation filed by the National Rural Telecommunications Cooperative could have a material adverse effect on the scope and duration of Golden Sky's right to provide DIRECTV programming in its rural markets, its capital requirements and its costs of operations.

         Our revenues and financial performance would be adversely affected if we are not able to continue in the DIRECTV business for the reasons described above.

         The Effect of New Federal Satellite Television Legislation on Our Business Is Unclear

         On November 29, 1999, the President signed The Satellite Home Viewer Improvement Act of 1999. The Act contains provisions that will be phased in over time. In addition, the FCC and other federal agencies will undertake rulemaking and studies in connection with this legislation. Therefore, we cannot predict the effect of this new law on our business at this time.

         The Act resolves many of the issues involved in years of litigation between the networks and the direct broadcast satellite industry regarding retransmission of network programming to direct broadcast satellite subscribers. Generally, it also preserves the industry's right to retransmit distant network programming to subscribers in "unserved" areas. It also extends through December 31, 2004 the statutory right, for a copyright royalty fee, of the industry to retransmit independent programming - so-called superstations - to subscribers as "distant" signals. Further, satellite carriers will be required to deliver signals only to households that cannot clearly receive over-the-air network signals with a rooftop antenna.

         Before this legislation was enacted, we had cut-off network programming to approximately 159,000 of our subscribers, in connection with settlement of the litigation referred to above. We are unsure at this time how many of these subscribers will be eligible and will want to receive network programming services under this legislation.

         Among other things, the Act directs the FCC to take actions to prescribe the picture quality standard that the FCC uses to predict what households do not receive a strong enough network broadcast signal over-the-air and therefore are eligible to receive distant network signals. The effect on our business of these FCC actions and other studies and rulemakings that the FCC will undertake cannot be predicted at this time.

         We Could Lose Money Because of Signal Theft

         If signal theft becomes widespread, our revenues would suffer. Signal theft has long been a problem in the cable and direct broadcast satellite industries. DIRECTV uses encryption technology to prevent people from receiving programming without paying for it. The technology is not foolproof and there have been published reports that it has been compromised.

         We Could Lose Revenues if We Have Out-of-Territory Subscribers

         Just as we have exclusive DIRECTV distribution rights in our territories, we are not allowed to have customers outside our territories. The problem is that customers are not always truthful about where they live. If it turns out that large numbers of our subscribers are not in our territories, we would lose substantial revenues when we disconnect them. We could also face legal consequences for having subscribers in Canada, where DIRECTV reception is illegal.

         Direct Broadcast Satellite Services Face Competition from Cable
         Operators

         One of the competitive advantages of direct broadcast satellite systems is their ability to provide customers with more channels and a better-quality digital signal than traditional analog cable television systems. Many cable television operators are making significant investments to upgrade their systems from analog to digital. This upgrade will significantly increase the number of channels that cable television operators can provide to their customers and the quality of the transmission. In addition, many cable television operators are upgrading their systems to provide their customers with high-speed Internet access. These upgrades could make cable television a more attractive alternative for consumers, which could have an adverse effect on our direct broadcast satellite business.

         Direct Broadcast Satellite Equipment Shortages Could Adversely Affect Our Direct Broadcast Business

         There have been periodic shortages of direct broadcast satellite equipment and there may be such shortages in the future. During such periods, we may be unable to accept new subscribers and, as a result, potential revenue could be lost. If we are unable to obtain direct broadcast satellite equipment in the future, or if we cannot obtain such equipment on favorable terms, our subscriber base and revenues could be adversely affected.

Risks of Our Broadcast Television Business

         Our Broadcast Operations Could Be Adversely Affected if We Fail To Negotiate Successfully Our Network Affiliation Agreements

         Our network affiliation agreements with Fox formally expired on January 30, 1999 (other than the affiliation agreement for television station WTLH, which is scheduled to expire on December 31, 2000). Except in the case of WTLH, we currently broadcast Fox programming under arrangements between Pegasus and Fox which have generally conformed in practice to such affiliation agreements, and we are in the process of negotiating new affiliation agreements. If we are not successful in these negotiations, our broadcast operations could suffer materially.

         Fox Could Cancel Our Affiliation Agreements if It Acquires a Significant Ownership Interest in One of Our Markets

         In addition, if Fox acquires a significant ownership interest in another station in one of our markets, it can cancel our affiliation agreement or arrangement for that market without penalty. Fox has done this in the past to other broadcasters.

         Our Broadcast Operations Could Be Adversely Affected if the FCC Prevents Our Local Marketing Agreement Strategy

         One of our important strategies in broadcast television is to achieve economies of scale by programming two stations in each of our markets. Because the FCC did not allow a broadcaster to own more than one television station in the same market, we implemented our strategy -- like other broadcasters -- through arrangements known as local marketing agreements. Under these arrangements, we contracted to provide programming and other services to the licensee of a separate television station in the market. We currently have local marketing agreements for second stations in three of our markets and our only station in another market is programmed through a local marketing agreement. We expect to program a second station under such an agreement in one more market by 2000.

         In August 1999, the FCC revised its television ownership rules to permit, in certain circumstances, the common ownership of two stations in a television market. The FCC also decided to treat most television local marketing agreements as if the station providing programming owned the programmed station. These decisions could prohibit us from programming or acquiring additional in-market stations and could also require us to terminate some of our existing local marketing agreements by August 2001. We will vigorously seek to obtain favorable rulings from the FCC and to preserve and expand our broadcast television strategy through the grandfathering of our existing arrangements or outright common ownership. Unfavorable implementation decisions by the FCC, however, could cost us significant revenues and could affect our broadcast operations materially and adversely.

         Antitrust Laws Could Limit Our Local Marketing Agreement Strategy

         Apart from the FCC, federal agencies that administer the antitrust laws have said they intend to review market concentrations in television, including through local marketing agreements that the FCC permits. If so, these agencies could limit partially or altogether our ability to program stations through local marketing agreements. We cannot predict how this will affect us.

         Our Inability To Control Licensees Under Our Local Marketing Agreements Could Adversely Affect Our Broadcast Operations

         Even if we can keep and expand our local marketing agreements, their use carries the inherent risk that we do not control the other parties that actually own the stations and hold the stations' FCC licenses. It is conceivable that the licensee could pre-empt our programming. In an extreme case, the licensee could cease to meet FCC qualifications and put its license in jeopardy, in which case, we could lose the ability to program the station.

         The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business

         All commercial television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by 2006, though the FCC may extend these dates.

         o It will be expensive to convert from the current analog format to digital format. We cannot now determine what that cost will be.

         o The digital technology will allow us to broadcast multiple channels, compared to only one today. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

         o The FCC has generally made available much higher power allocations to digital stations that will replace stations on existing channels 2 through 13 than digital stations that will replace existing channels 14 through 69. All of our existing stations are on channels 14 through 69. This power disparity could put us at a disadvantage to our competitors that now operate on channels 2 through 13.

         o In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, because of the technical standards adopted by the FCC, the digital signal may be subject to interference to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, roof-top antennas, may not receive a reliable signal. If viewers do not receive a high-quality, reliable signal from our stations, they may be encouraged to seek service from our competitors.

         o The FCC is considering whether to require cable companies to carry both the analog and the digital signals of their local broadcasters when television stations will be broadcasting both, during the transition period between 2002, at the latest, and 2006. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, which could affect us unfavorably.

         The New Federal Satellite Television Legislation Could Adversely Affect Our Broadcast Business

         The Satellite Home Viewer Improvement Act of 1999 could have an adverse effect on our broadcast stations' audience share and advertising revenues.

         This legislation may allow satellite carriers to provide the signal of distant stations with the same network affiliation as our stations to more television viewers in our markets than would have been permitted under previous law. In addition, the legislation allows satellite carriers to provide local television signals by satellite within a station market, but does not require satellite carriers to carry all local stations in a market until 2002. Satellite carriers could decide to carry other stations in our markets, but not our stations, which could adversely affect our stations' audience share and revenues.

Risks of Our Cable Business

         We Could Lose Revenues Because of Our Geographic Concentration in Puerto Rico

         All of our cable operations are in Puerto Rico. This geographic concentration carries risks:

         o Puerto Rico gets more hurricanes and other severe weather than many other places. Because of Hurricane Georges, which struck Puerto Rico in September 1998, we lost $1.4 million of revenue in the fourth quarter of 1998 alone, and we spent about $300,000 to repair the damage. Future hurricanes can be expected and could be even worse for us.

         o A local downturn in the Puerto Rico economy could cause us to lose revenues from subscribers and advertisers. This would affect our cable business more seriously than if we were more geographically diversified.

         o A material adverse change in our Puerto Rice cable operations could affect our ability to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of the business.

         The FCC's Digital Television Requirements May Prevent Us from Expanding Our Cable Programming

         The FCC's digital television rules may cause us to lose customers and revenues. We mentioned above that the FCC is considering whether to require cable companies to carry both the analog and digital signals of local television stations during the transition to digital broadcasting. See Risks of Our Broadcast Television Business -- The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business. Because we have only so much channel capacity in our cable system, this requirement could hurt our ability to expand our programming offerings. If we cannot expand programming offerings, we may lose customers and revenues.

         We Could Become Subject to Rate Regulation Which Could Reduce Our Cable Revenues

         We may lose revenues if we become subject to rate regulation. The government can regulate the rates cable companies charge for the lowest level of their service. The government does not now regulate our rates since the FCC has found that our cable systems are subject to effective competition. This means that less than 30% of the people that could subscribe to the systems do subscribe. But if we are successful in significantly increasing the percentage of people that subscribe to our service, the lowest level of cable service we offer could become subject to rate regulation. If so, we might have to reduce our cable rates, resulting in decreased revenues. If our cable systems become subject to rate regulation, we may not be able to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of our cable business.

Other Risks of Our Business

         We Face Certain Other Regulatory Risks

         The direct broadcast satellite, television broadcast, and cable industries are subject to regulation by the FCC under the Communications Act of 1934 and, to a certain extent, by state and local authorities. Proceedings to implement the Communications Act are on-going, and we cannot predict the outcomes of these proceedings or their effect on our business. We depend on broadcast licenses from the FCC to operate our broadcast station, and DIRECTV depends on FCC licenses to operate its digital broadcast satellite service. If the FCC cancels, revokes, suspends, or fails to renew any of these licenses, it could have a harmful effect on us.

         We Have a History of Substantial Losses; We Expect Them To Continue; Losses Could Adversely Affect Our Stock Price and Access to Capital Markets

         We have never made a profit, except in 1995, when we had a $10.2 million extraordinary gain. Because of interest expense on our substantial debt and because of high expense in amortizing goodwill from our acquisitions, we do not expect to have net income for the foreseeable future. To the extent investors measure our performance by net income or loss, rather than alternative measures based on cash flow, continuing losses could adversely affect our access to capital markets and the trading price of our Class A common stock.

         We Face Significant Competition; the Competitive Landscape Changes Constantly

         Our direct broadcast satellite business faces competition from other current or potential multi-channel programming distributors, including other direct broadcast satellite operators, direct-to-home distributors, cable operators, wireless cable operators, Internet and local and long-distance telephone companies, which may be able to offer more competitive packages or pricing than we or DIRECTV can provide. In addition, the direct broadcast satellite industry is still evolving and recent or future competitive developments could adversely affect us.

         Our TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with direct broadcast satellite operators, cable operators and other advertising media. Direct broadcast satellite and cable operators in particular are competing more aggressively than in the past for advertising revenues in our TV stations' markets. This competition could adversely affect our stations' revenues and performance in the future.

         Our cable systems face competition from television stations, satellite master antennae television systems, wireless cable systems, direct-to-home distributors, direct broadcast satellite systems and open video systems.

         In addition, the markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

         Our Acquisition Strategy May Become Too Expensive Which Could Adversely Affect Our Financial Performance

         We may not be able to keep making acquisitions on attractive terms. If we cannot continue to make acquisitions on attractive terms, our financial performance and stock price could suffer.

         If we pay for an acquisition with our stock, the acquisition could dilute existing stockholders, depending on its terms. If we finance an acquisition by borrowing, this would increase our already high leverage and interest expense.

         We May Not Be Able To Get the Consents Necessary To Implement Our Acquisition Strategy

         We have been able to get the necessary consents to make acquisitions in the past, but this could change, or become more difficult, or require us to incur additional costs, for reasons we cannot predict. Our acquisitions normally require third-party consents that we do not control. These include the consents of DIRECTV and the National Rural Telecommunications Cooperative for direct broadcast satellite acquisitions, the FCC and the television networks for broadcast TV acquisitions, and cable franchising authorities and programmers for cable acquisitions. Some acquisitions also require the consent of our lenders.

         We May Not Be Able To Integrate Acquired Companies Successfully Which Could Affect Our Financial Performance

         We could encounter difficulties integrating any given acquired business into our operations. These difficulties can cost money and divert management's attention from other important matters.

         The Year 2000 Problem Could Adversely Affect Us

         We may be adversely affected by year 2000 computer-related malfunctions. An issue exists for all companies that rely on computers. This issue involves computer programs and applications that were written using two digits rather than four to identify the applicable year, and could result in system failures or miscalculations. We have completed an assessment to determine the extent of any necessary remediation, and the anticipated costs thereof, to make our material equipment, systems and applications year 2000 compliant. Costs in connection with any modifications to make our systems compliant have not been and are not expected to be material. However, if such modifications are not completed successfully or are not completed in a timely manner the year 2000 issue may have a material adverse impact on our operations. Exposure could arise also from the impact of non-compliance by certain software and/or equipment vendors and others with whom we conduct business. We cannot estimate the potential adverse impact that may result from non-compliance with the year 2000 issue by the software and/or equipment vendors and others with whom we conduct business.

         We May Not Be Aware of All Risks

         These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our Class A common stock.

         Forward-Looking Statements May Prove Inaccurate

         This offering memorandum contains or incorporates by reference certain statements and information that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should" and similar expressions to identify forward looking statements. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of our acquisitions and related achievement of cost savings and other synergies. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed above. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of securities under this prospectus.

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

         Earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $8.1 million, $9.8 million, $29.6 million, $94.8 million and $204.0 million for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, respectively. Assuming the acquisition of Golden Sky Holdings, Inc., the investment in Personalized Media, the pending sale of our Puerto Rico cable system, the closing of the new Pegasus Media & Communications credit facility and the offering of Series C convertible preferred stock had occurred on January 1, 1999, our earnings would have been inadequate to cover our fixed charges and preferred stock dividends by $460.9 million for the year ended December 31, 1999. For the purposes of the calculation of the ratio of earnings to fixed charges, fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which management believes represents an appropriate interest factor.

               DESCRIPTION OF SERIES C CONVERTIBLE PREFERRED STOCK

General

         Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of our preferred stock, par value $.01 per share, in one or more series, and to fix the rights, preferences, privileges, and restrictions of such series, and such other qualifications, limitations or restrictions as are permitted by Delaware law. The Series C convertible preferred stock, with respect to dividends and upon liquidation, dissolution or winding up, ranks senior to our Class A common stock, and our Series B, Series D and Series E junior convertible participating preferred stock and junior to our Series A preferred stock and senior to or ratably with any future offerings of our preferred stock. As of the date of this prospectus, we have 143,684 shares of Series A preferred stock, 5,707 shares of Series B junior convertible participating preferred stock, 22,500 shares of Series D junior convertible participating preferred stock and 10,000 shares of Series E junior convertible participating preferred stock outstanding. See Description of Capital Stock.

         Our Series C convertible preferred stock is fully paid and nonassessable. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for our shares of Series C convertible preferred stock is First Union National Bank. The transfer agent will send notices to stockholders of any special meetings at which holders of Series C convertible preferred stock have the right to vote.

         Holders of our Series C convertible preferred stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such shares.

         The terms of the Series C convertible preferred stock are set forth in the Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation and the certificate of designation, including the definitions therein in certain terms used below.

         The liquidation preference of the Series C convertible preferred stock is not necessarily indicative of the price at which shares of the Series C convertible preferred stock will actually trade, and the Series C convertible preferred stock may trade at prices below its liquidation preference. The market price of the Series C convertible preferred stock can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of the company and other factors that generally influence the market prices of securities. See Risk Factors.

         We describe below in more detail, the terms of the Series C convertible preferred stock.

Ranking

         The Series C convertible preferred stock offered hereby, with respect to dividend distributions and distributions upon our liquidation, winding-up and dissolution, rank:

         o senior to all classes of our common stock, our outstanding Series B, Series D and Series E junior convertible participating preferred stock and to each other class of capital stock or series of preferred stock established after January 25, 2000 by our board of directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series C convertible preferred stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (collectively referred to with the Class A common stock and our Series B, Series D and Series E junior convertible participating preferred stock as "Junior Securities");

         o on a parity with any class of capital stock or series of preferred stock issued by us established after the date of this prospectus by our board of directors, the terms of which expressly provide that such class or series will rank on a parity with the Series C convertible preferred stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (collectively referred to as "Parity Securities"); and

         o junior to our outstanding and to be issued Series A preferred stock and to each other class of capital stock or series of preferred stock issued by us established after the date of this prospectus by our board of directors the terms of which expressly provide that such class or series will rank senior to the Series C convertible preferred stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (collectively referred to with our Series A preferred stock as "Senior Securities").

         No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series C convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Senior Securities.

Dividends

         Holders of the Series C convertible preferred stock will be entitled to receive cumulative dividends at an annual rate of 6 1/2% of the liquidation preference, payable quarterly out of assets legally available therefor on January 31, April 30, July 31 and October 31 of each year, commencing April 30, 2000 when, as and if declared by our board of directors. Dividends on the Series C convertible preferred stock will accrue from January 25, 2000. Dividends, to the extent declared by our board, may, at our option, be paid in cash, by delivery of fully paid and nonassessable shares of Class A common stock, or a combination thereof -- subject to applicable law. Dividends will be payable to holders of record as they appear on our stock register on such record dates, not more than sixty days nor less than ten days preceding the payment dates, as fixed by our board. Dividends payable on the Series C convertible preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Series C convertible preferred stock for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Series C convertible preferred stock are not entitled to any dividend, whether payable in cash, property or securities, in excess of the full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends. We must specify in our notice of dividend declaration whether we will make payment in either cash or Class A common stock.

         If we elect to pay dividends in shares of our Class A common stock, the number of shares of our Class A common stock that we distribute will be calculated by dividing the dividend payment by:

                   (a) if on the date of such payment a registration statement covering the shares of Class A common stock so issued is effective, 97% of the market value of the Class A common stock on the record date, and

                   (b) if on the date of such payment a registration statement covering the shares of Class A common stock so issued is not effective, 93% of the market value of the Class A common stock on the record date.

         The market value of the Class A common stock will be calculated based on the average of the daily closing price for the five consecutive trading days ending on one trading day prior to the record date. The closing price for each day will be the last sales price or, in case no such reported sales take place on such day, the average of the last reported bid and asked price, in either case on the principal national securities exchange on which our shares of Class A common stock are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Market or other similar organization if the Nasdaq National Market is no longer reporting such information, or if not available, the fair market price as determined, in good faith, by our board of directors.

         No dividends or distributions, other than a dividend or distribution in our stock ranking junior to the Series C convertible preferred stock as to dividends and upon liquidation, dissolution or winding up, may be declared, made or paid or set apart for payment upon any of our stock ranking junior to or ratably with the Series C convertible preferred stock as to dividends, nor may any of our stock ranking junior to or ratably with the Series C convertible preferred stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock), by us (except, in general and in both cases, by conversion into or exchange for stock of ours ranking junior to or ratably with the Series C convertible preferred stock as to dividends and upon liquidation and in the case that monies for such dividends, distributions, redemptions, purchases, or other acquisitions are derived from the proceeds of the offering of such securities or a concurrent offering of related securities) unless full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C convertible preferred stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

         Notwithstanding the foregoing, if full dividends have not been declared and paid or set apart on the Series C convertible preferred stock and any other preferred stock ranking ratably with the Series C convertible preferred stock as to dividends, dividends may be declared and paid on the Series C convertible preferred stock and such other ratable preferred stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series C convertible preferred stock and such other ratable preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Series C convertible preferred stock and such other preferred stock bear to each other; provided, that if such dividends are paid in cash on the other ratable preferred stock, dividends will also be paid in cash on the Series C convertible preferred stock.

         The holders of shares of Series C convertible preferred stock at the close of business on a dividend payment record date will be entitled to receive the dividend payment on those shares on the corresponding dividend payment date notwithstanding the subsequent conversion thereof or our default in payment of the dividend due on that dividend payment date. Holders of shares of Series C convertible preferred stock called for redemption on a redemption date between the record date and the dividend payment date will be entitled to receive their dividend payment on such redemption date as indicated under Optional Redemption. Except as provided in the immediately preceding sentences, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of our Class A common stock issued upon conversion.

         Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the Series C convertible preferred stock, is limited by provisions contained in various financing agreements, which currently limit our ability to make cash dividend payments and by the terms of our publicly held debt. Our ability to declare and pay dividends may also be limited by applicable Delaware law.

         In addition, substantially all of our operations are conducted through our subsidiaries and, therefore, we are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the Series C convertible preferred stock. Any right that we have to receive assets of any of our subsidiaries will be effectively subordinated to the claim of that subsidiary's creditors.

Liquidation Preference

         The shares of Series C convertible preferred stock have a liquidation preference equal to $100 per share. See also Material United States Federal Tax Consequences. If upon any voluntary or involuntary dissolution, liquidation or winding up of our company, the amounts payable with respect to the liquidation preference of the Series C convertible preferred stock and any other shares of our stock ranking as to any such distribution ratably with the Series C convertible preferred stock are not paid in full, the holders of the Series C convertible preferred stock and of such other shares will share pro rata in proportion to the full distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series C convertible preferred stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business, other than in connection with the dissolution, liquidation or winding up of the business, nor our merger or consolidation into or with any other corporation, will be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of our company.

Optional Redemption

         Except as discussed under Special Redemption, we may not redeem the Series C convertible preferred stock prior to February 1, 2003. Beginning on February 1, 2003, we may redeem shares of Series C convertible preferred stock, during the twelve-month periods commencing on February 1 of the years indicated below, at the following redemption premiums -- expressed as a percentage of the liquidation preference per share -- plus in each case all accumulated and unpaid dividends whether or not declared to the redemption date:

                                                                Redemption
                                                                Premium
            Year                                                Per Share
            ----                                                ---------
            2003........................................        104.550%
            2004........................................        103.900%
            2005........................................        103.250%
            2006........................................        102.600%
            2007........................................        101.950%
            2008........................................        101.300%
            2009........................................        100.650%
            2010 and thereafter.........................        100.000%

         We may effect any redemption, in whole or in part, at our option, in cash, by delivery of fully paid and nonassessable shares of our Class A common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series C convertible preferred stock not less than 20 nor more than 60 days prior to the scheduled redemption date; provided, however, that any shares of Class A common stock delivered in connection with any such redemption must be, upon receipt, freely tradable by the holders without restriction and without any required delivery of a prospectus. We will specify in the redemption notice whether we will be using cash or Class A common stock to pay for the redemption price.

         In the event that fewer than all the outstanding shares of Series C convertible preferred stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot.

         If we elect to make redemption payments in shares of our Class A common stock, the number of shares of our Class A common stock that we distribute will be calculated by dividing the redemption payment by 97% of the market value of our Class A common stock as of the redemption date. In order for us to exercise the option by paying the redemption price in our Class A common stock, a shelf registration statement must be effective between and including the redemption notice date and the redemption date for the resale of the Series C convertible preferred stock and the Class A common stock into which it is convertible. The market value of the Class A common stock will be calculated based on the average of the daily closing price for the five consecutive trading days ending one trading day prior to the redemption date.

         From and after the applicable redemption date, unless we default in the payment of the redemption price, dividends on the shares of Series C convertible preferred stock to be redeemed on such redemption date shall cease to accumulate, those shares shall no longer be deemed to be outstanding, and all rights of the holder as stockholders, except the right to receive the redemption price, will cease.

         If any dividends on the Series C convertible preferred stock are in arrears, no shares of Series C convertible preferred stock will be redeemed.

         Our ability to redeem any shares of Series C convertible preferred stock is, and may continue to be, limited by the terms of our other financing arrangements and applicable law. In fact, we would currently be prohibited by the terms of our outstanding senior notes and Series A preferred stock from redeeming the Series C convertible preferred stock. The Series C convertible preferred stock is not subject to any sinking fund or other similar provisions.

Special Redemption

         We may redeem the Series C convertible preferred stock at a redemption premium of 105.525% of the liquidation preference, plus accumulated and unpaid dividends, if any, whether or not declared, to the redemption date (the "Provisional Redemption Date") on or after August 1, 2001 but prior to February 1, 2003 (the "Provisional Redemption"), if the trading price of the Class A common stock equals or exceeds $191.25 per share for 20 trading days within any 30 consecutive trading days ending one day prior to the redemption notice day. If we undertake a Provisional Redemption, holders of Series C convertible preferred stock that we call for redemption, will, in addition to the payments required by the preceding sentence, also receive a payment (the "Additional Payment") in an amount equal to the present value of the aggregate value of the dividends that would thereafter have been payable on the Series C convertible preferred stock (whether or not declared) on or after the Provisional Redemption Date but prior to February 1, 2003 (the "Additional Period"). The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the Additional Period on the day immediately preceding the date on which a notice of Provisional Redemption is mailed. We will be obligated to make the Additional Payment on all Series C convertible preferred stock that we have called for Provisional Redemption, whether or not those shares of Series C convertible preferred stock are converted into shares of Class A common stock prior to the Provisional Redemption Date.

Voting Rights

         Except as required by law, holders of Series C convertible preferred stock will have no voting rights except as set forth below. Under Delaware law, holders of Series C convertible preferred stock will be entitled to vote as a class upon a proposed amendment to our charter, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

         If the dividends payable on the Series C convertible preferred stock are in arrears for six quarterly periods, the holders of Series C convertible preferred stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of our stockholders to elect two directors to our Board. Such voting rights will continue only until such time as the dividend arrearage on the Series C convertible preferred stock has been paid in full.

         The affirmation vote or consent of the holders of at least 66 2/3% of the outstanding Series C convertible preferred stock will be required to permit us to issue any class or series of stock, or security convertible into stock or evidencing a right to purchase any shares of any class or series of stock ranking senior to the Series C convertible preferred stock as to dividends, liquidation rights or voting rights, and for amendments to our charter that would affect adversely the rights of holders of the Series C convertible preferred stock; provided, however, that any issuance of shares of preferred stock which rank ratably with the Series C convertible preferred stock (including the issuance of additional shares of our Series C convertible preferred stock) will not, by itself, be deemed to adversely affect the rights of the holders of the Series C convertible preferred stock. In all such cases, each share of Series C convertible preferred stock shall be entitled to one vote.

Conversion Rights

         The Series C convertible preferred stock will be convertible at any time at the option of the holder thereof into such number of whole shares of our Class A common stock as is equal to the liquidation preference divided by an initial conversion price of $127.50, subject to adjustment as described below. We refer to the initial conversion price and the conversion price as adjusted as the conversion price. A share of Series C convertible preferred stock called for redemption will be convertible into shares of our Class A common stock up to and including, but not after, the close of business on the second business day prior to the date fixed for redemption unless we default in the payment of the amount payable upon redemption.

         In our discretion, no fractional shares of our Class A common stock or securities representing fractional shares of our Class A common stock will be issued upon conversion. Any fractional interest in a share of our Class A common stock resulting from conversion will be paid in cash based on the last reported sales price of our Class A common stock on the Nasdaq National Market, or any national securities exchange or authorized quotation system on which our Class A common stock is then listed, at the close of business on the trading day next preceding the date of conversion or such later time as we are legally and contractually able to purchase such fractional shares.

         The conversion price is subject, upon the occurrence of certain events after the issuance of the Series C convertible preferred stock, to adjustment in accordance with formulas set forth in the certificate of designation, including:

         o any redemption payment or payment of a dividend or other distribution payable in shares of our Class A common stock to all holders of any class of capital stock of our company, other than the issuance of shares of our Class A common stock in connection with the payment in redemption for, of dividends on or the conversion of the Series C convertible preferred stock or to all holders of the Series C convertible preferred stock based upon the number of shares of our Class A common stock into which the Series C convertible preferred stock is then convertible.

         o any issuance to all holders of shares of our Class A common stock of rights, options or warrants entitling them to subscribe for or purchase shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock at less than market value as of the date of conversion or exchange; provided, however, that no adjustment will be made with respect to such a distribution if the holder of shares of the Series C convertible preferred stock would be entitled to receive such rights, option or warrants upon conversion at any time of shares of the Series C convertible preferred stock into our Class A common stock and provided, further, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur;

         o any subdivision, combination or reclassification of our Class A common stock;

         o any distribution consisting exclusively of cash (excluding any cash distributed upon a merger or consolidation to which the last bullet point of this paragraph applies) to all holders of shares of our Class A common stock in an aggregate amount that, combined together with (1) all other such all cash distributions made within the then preceding twelve months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by us or any of our subsidiaries for shares of our Class A common stock concluded within the then preceding twelve months in respect of which no adjustment has been made, exceeds 15% of our market capitalization (defined as the product of the then current market price of our Class A common stock times the number of shares of our Class A common stock then outstanding on the record date of such distribution);

         o the completion of a tender or exchange offer which we or any of our subsidiaries make for shares of our Class A common stock that involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender or exchange offer by us or any of our subsidiaries for shares of any of our Class A common stock expiring within the then preceding twelve months in respect of which no adjustment has been made and (2) the aggregate amount of any such all cash distributions referred to in the fourth bullet point of this paragraph to all holders of shares of our Class A common stock within the then preceding twelve months in respect on which no adjustments have been made, exceeds 15% of our market capitalization just prior to the expiration of such tender offer; or

         o a distribution to all holders of our Class A common stock consisting of evidences of indebtedness, shares of capital stock other than our Class A common stock or assets, including securities, but excluding those dividends, rights options, warrants and distributions referred to above (other than in connection with a merger effected solely to reflect a change in the jurisdiction of incorporation of our company).

         No adjustment of the conversion price will be required to be made until the cumulative adjustments, whether or not made, amount to 1.0% or more of the conversion price as last adjusted. Notwithstanding anything to the contrary, no conversion price adjustment will be made as a result of the issuance of our Class A common stock on conversion of the Series C convertible preferred stock. Each event requiring adjustment to the conversion price will require only a single adjustment even though more than one of the adjustment clauses may be applicable to such event. We reserve the right to make such reductions in the conversion price in addition to those required in the preceding provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event we elect to make such a reduction in the conversion price, we will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the conversion price.

         In the event that, after the issuance of the Series C convertible preferred stock, we distribute rights or warrants (other than those referred to in the second bullet point of the second preceding paragraph) to all holders of our Class A common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any shares of Series C convertible preferred stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of our Class A common stock then issuable upon such conversion, which we call the conversion shares, a number of rights or warrants to be determined as follows:

                  (1) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, called the distribution date, the same number of rights or warrants to which a holder of a number of shares of our Class A common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants, and

                  (2) if such conversion occurs after the distribution date, the same number of rights or warrants to which a holder of the number of shares of our Class A common stock into which such Series C convertible preferred stock was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of and applicable to the rights or warrants. In the event the holders of Series C convertible preferred stock are not entitled to receive such rights or warrants, the Conversion Price will be subject to adjustment upon any declaration or distribution of such rights or warrants.

         In case of any reclassification, consolidation or merger of our company with or into another person or any merger of another person with or into our company, with certain exceptions, or in case of any sale, transfer of conveyance of all or substantially all of the assets of our company, computed on a consolidated basis, each share of Series C convertible preferred stock then outstanding will, without the consent of any holder of Series C convertible preferred stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of our Class A common stock into which such share of Series C convertible preferred stock was convertible immediately prior thereto, after giving effect to any adjustment event.

         In the case of any distribution by us to our stockholders or substantially all of our assets, each holder of Series C convertible preferred stock will participate pro rata in such distribution based on the number of shares of our Class A common stock into which such holders' shares of Series C convertible preferred stock would have been convertible immediately prior to such distribution.

Special Conversion Rights Upon a Change of Control

         Notwithstanding the foregoing, upon a change of control of our company, holders of Series C convertible preferred stock will, if the market value of our Class A common stock at such time is less than the Conversion Price, have a one time option, upon not less than 30 days' notice nor more than 60 days' notice, to convert all of their outstanding shares of Series C convertible preferred stock into shares of our Class A common stock at an adjusted Conversion Price equal to the greater of

             (1) the market value of our Class A common stock as of the date of the change of control and

             (2) $68.00. In lieu of issuing the shares of our Class A common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of such Class A common stock otherwise issuable.

         The certificate of designation defines change of control as any of the following events:

         o the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of our company and our subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act);

         o   the adoption of a plan relating to our liquidation or dissolution;

         o the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more of our voting stock, measured by voting power rather than number of shares, than is beneficially owned (as defined above) at such time by the Principal and his Related Parties in the aggregate, (B) the Principal and his Related Parties collectively cease to beneficially own (as defined above) voting stock of our company having at least 30% of the combined voting power of all classes of our voting stock then outstanding or (C) the Principal and his affiliates acquire, in the aggregate, beneficial ownership (as defined above) of more than 66 2/3% of the shares of Class A common stock at the time outstanding; or

         o the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

         "Continuing Directors" means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the closing date of the offering or (ii) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

         "Principal" means Marshall W. Pagon.

         "Related Party," with respect to the Principal means (A) any immediate family member of the Principal or (B) any trust, corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by, and which is controlled by, the Principal and/or such other Persons referred to in the immediately preceding clause (A). For purposes of this definition, (i) "immediate family member" means spouse, parent, step-parent, child, sibling or step-sibling and (ii) "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such trust, corporation, partnership or other entity, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be in control. In addition, the Principal's estate shall be deemed to be a Related Party until such time as such estate is distributed in accordance with the Principal's will or applicable state law.

         The good faith determination of our Board, based upon the advice of outside counsel, of the beneficial ownership of securities of our company within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act will be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the SEC.

         The phrase "all or substantially all" of the assets of our company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

Book Entry; The Depository Trust Company

         Except as set forth below, shares of Series C convertible preferred stock will be issued in registered, global form in minimum denominations of $100 and integral multiples of $100 in excess thereof. Shares of Series C convertible preferred stock will be issued at the closing of this offering only against payment in immediately available funds.

         Shares of Series C convertible preferred stock initially will be represented by one or more shares of Series C convertible preferred stock in registered global form (collectively, the "Global Shares"). The Global Shares will be deposited upon issuance with the transfer agent as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the Global Shares may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Shares may not be exchanged for shares of Series C convertible preferred stock in certified form except in the limited circumstances described below. See Exchange of Global Shares for Certificated Shares. Except in the limited circumstances described below, owners of beneficial interests in the Global Shares will not be entitled to receive physical delivery of shares of Series C convertible preferred stock in certificated form.

         Shares of Series C convertible preferred stock (including beneficial interests in the Global Shares) will be subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfers of beneficial interests in the Global Shares are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

         The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

         DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised us that, pursuant to procedures established by it upon deposit of the Global Shares, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Shares and ownership of these interests in the Global Shares will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Shares).

         Investors in the Global Shares who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Shares who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Share are subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Share to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Share to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Except as described below, owners of interests in the Global Shares will not have shares of Series C convertible preferred stock registered in their names, will not receive physical delivery of shares of Series C convertible preferred stock in certificated form and will not be considered the registered owners or "Holders" thereof under the Certificate of Designation for any purpose.

         Payments in respect of a Global Share registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Certificate of Designation. Under the terms of the Certificate of Designation, we and the transfer agent will treat the persons in whose names the shares of Series C convertible preferred stock, including the Global Shares, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the transfer agent, nor any agent of ours or the transfer agent has or will have any responsibility or liability for:

         o any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of a beneficial ownership interest in the Global Shares or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Shares; or

         o any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

         DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the shares of Series C convertible preferred stock, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of shares of Series C convertible preferred stock will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the transfer agent or the company. Neither we nor the transfer agent will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the shares of Series C convertible preferred stock, and we and the transfer agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

         DTC has advised us that it will take any action permitted to be taken by a holder of shares of Series C convertible preferred stock only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Shares and only in respect of such portion of the aggregate principal amount of the shares of Series C convertible preferred stock as to which such Participant or Participants has or have given such direction.

         Exchange of Global Shares for Certificated Shares. A Global Share is exchangeable for definitive shares of Series C convertible preferred stock in registered certificated form ("Certificated Shares") if:

             (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Shares and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act; or

             (2) we, at our option, notify the transfer agent in writing that we elect to cause the issuance of the Certificated Shares.

In addition, beneficial interests in a Global Share may be exchanged for Certificated Shares upon prior written notice given to the transfer agent by or on behalf of DTC in accordance with the Certificate of Designation. In all cases, Certificated Shares delivered in exchange for any Global Share or beneficial interests in Global Shares will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

         Same Day Settlement and Payment. We will make payments in respect of the shares of Series C convertible preferred stock represented by the global shares by wire transfer of immediately available funds to the accounts specified by the Global Share Holder. We will make all payments with respect to Certificated Shares by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified or permitted to be specified, by mailing a check to each such Holder's registered address. The shares of Series C convertible preferred stock represented by the Global Shares are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such shares of Series C convertible preferred stock will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Shares will also be settled in immediately available funds.

         Transfer and Exchange. A holder may transfer or exchange interests in the shares of Series C convertible preferred stock in accordance with procedures described in Depository Procedures. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the certificate of designation. We are not required to transfer or exchange any share of Series C convertible preferred stock selected for redemption. Also, we are not required to transfer or exchange any share of Series C convertible preferred stock for a period of 15 days before a selection of shares of Series C convertible preferred stock to be redeemed.

         The registered holder of a share of Series C convertible preferred stock will be treated as the owner of it for all purposes.

Registration Rights

         The following summary of the registration rights provided in the registration rights agreement and the Certificate of Designation is not complete. You should refer to the registration rights agreement and the Certificate of Designation for a full description of the registration rights that apply to the Series C convertible preferred stock.

         Pursuant to a registration rights agreement we have agreed for the benefit of the holders of the Series C convertible preferred stock, that:

             o we will, at our cost, within 90 days after the closing of the sale of the Series C convertible preferred stock (the "Closing"), file a shelf registration statement (the "Shelf Registration Statement") with the SEC with respect to resales of the Series C convertible preferred stock and the Class A common stock issuable upon conversion thereof,

             o we will use our best efforts to cause such Shelf Registration Statement to be declared effective by the SEC within 180 days after the Closing, and

             o we will use our best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the registration rights agreement, the earlier of (i) sale of all registerable securities pursuant to the shelf registration, or
                  (ii) the second anniversary of the date of the Closing.

         We will be permitted to suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events. If (a) we fail to file the Shelf Registration Statement required by the registration rights agreement on or before 90 days after the Closing, (b) such Shelf Registration Statement is not declared effective by the SEC on or prior to 180 days after the Closing (the "Effectiveness Target Date") or (c) the Shelf Registration Statement is effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then we will pay special dividends to each holder of Transfer Restricted Securities, with respect to the first 90 consecutive-day period immediately following the occurrence of such Registration Default in an amount equal to an increase in the annual dividends on the Series C convertible performed stock of 0.25% and with respect to each subsequent 90 consecutive-day period in an amount equal to an increase in the annual dividends of 0.25% until all Registration Defaults have been cured up to a maximum increase in the annual dividends equal to 1.0%. All special dividends will be paid by us on each subsequent dividend payment date in cash. Such payment will be made to the holder of the global shares by wire transfer of immediately available funds or by federal funds check and to holders of certificated shares, if any, by wire transfer to the accounts specified by them (to the extent permitted under the certificate of designation) or by mailing checks to their registered addresses if no such accounts have been specified by them. Following the cure of all Registration Defaults, the accrual of special dividends will cease.

         For purposes of the foregoing, "Transfer Restricted Securities" means each share of Series C convertible preferred stock and the Class A common stock issuable upon conversion thereof until:

             o the date on which such Series C convertible preferred stock or the Class A common stock issuable upon conversion thereof has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement,

             o the date on which such Series C convertible preferred stock or the Class A common stock issuable upon conversion thereof is distributed to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Act or

             o the date on which such Series C convertible preferred stock or the Class A common stock issuable upon the conversion thereof ceases to be outstanding.

         We will provide to each registered holder of Series C convertible preferred stock, or the Class A common stock issuable upon conversion of the Series C convertible preferred stock, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the Series C convertible preferred stock or the Class A common stock issuable upon conversion of the Series C convertible preferred stock has become effective and take certain other actions as required to permit unrestricted resales of the Series C convertible preferred stock or the Class A common stock issuable upon conversion of the Series C convertible preferred stock. A holder of the Series C convertible preferred stock or the Class A common stock issuable upon conversion of the Series C convertible preferred stock that sells such securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification and contribution rights and obligations.

         Upon the initial sale of Series C convertible preferred stock or Class A common stock issuable upon conversion of the Series C convertible preferred stock, each selling holder will be required to deliver a notice of such sale to the transfer agent and us. The notice will, among other things, identify the sale as a transfer pursuant to the Shelf Registration Statement, certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and certify that the selling holder and the aggregate principal amount of securities owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

         o 50,000,000 shares of Class A common stock, par value $.01 per share;

         o 15,000,000 shares of Class B common stock, par value $.01 per share;

         o 20,000,000 shares of non-voting common stock, par value $.01 per share; and

         o   5,000,000 shares of preferred stock, par value $.01 per share.

         Of the 5,000,000 shares of preferred stock that we are authorized to issue, approximately 143,684 shares have been designated as Series A preferred stock, 5,707 shares have been designated as Series B junior convertible participating preferred stock, 3,000,000 shares have been designated as Series C convertible preferred stock, 22,500 shares have been designated as Series D junior convertible participating preferred stock and 10,000 shares have been designated as Series E junior convertible participating preferred stock. As of February 29, 2000, we had outstanding 15,905,844 shares of Class A common stock and 4,581,900 shares of Class B common stock. None of our non-voting common stock is issued and outstanding.

         The following summary description relating to our capital stock sets forth the material terms of our capital stock. This summary is not intended to be complete. It is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and the certificates of designation for the different series of preferred stock.

Description of Common Stock

         Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock and non-voting common stock are identical in all respects, except that:

         o holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share and the holders of non-voting common stock have no rights except as provided by law;

         o stock dividends on Class A common stock may be paid only in shares of Class A common stock and stock dividends on Class B common stock may be paid only in shares of Class B common stock or non-voting common stock may be paid only in shares of non-voting common stock; and

         o shares of Class B common stock can be converted into Class A common stock and are subject to certain restrictions on ownership and transfer.

         Holders of a majority of the outstanding shares of each class of common stock, voting as separate classes, must approve any amendment to the amended and restated certificate of incorporation that has any of the following effects:

         o any decrease in the voting rights per share of Class A common stock or any increase in the voting rights of Class B common stock;

         o any increase in the number of shares of Class A common stock into which shares of Class B common stock are convertible;

         o any relaxation on the restrictions on transfer of the Class B common stock; or

         o any change in the powers, preferences or special rights of either class of common stock adversely affecting the holders of the Class A common stock.

         Except as described or as required by law, holders of Class A common stock and Class B common stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors. Holders of non-voting common stock are not entitled to vote on amendments to our certificate of incorporation, whether such amendment increases or decreases the number of shares of non-voting common stock, or otherwise. Where holders of non-voting common stock are entitled to vote by law, they are entitled to one vote per share, and they will vote together as a single class with the holders of Class A common stock and Class B common stock, unless the law requires a separate vote. Holders of a majority of the outstanding shares of each class of common stock, voting as separate classes, must approve the authorization or issuance of additional shares of Class B common stock, except when we take parallel action with respect to Class A common stock in connection with stock dividends, stock splits, recapitalizations, and similar changes.

         As of February 29, 2000, the outstanding shares of Class A common stock equal approximately 25.8% of the total common stock outstanding, and the holders of Class B common stock have control of approximately 74.2% of the combined voting power of the common stock. The holders of Class B common stock have the power to elect our entire board of directors. In general, Mr. Pagon, by virtue of his beneficial ownership of all of the Class B common stock, may determine the outcome of any matter submitted to the stockholders for approval including the outcome of all corporate transactions. Mr. Pagon and the Class B common stock are currently subject to the terms of a voting agreement.

         Stock dividends on Class A common stock may be paid only in shares of Class A common stock or non-voting common stock. Stock dividends on Class B common stock may be paid only in shares of Class B common stock or non-voting common stock. Stock dividends on non-voting common stock may be paid only in shares of non-voting common stock. Each share of common stock is entitled to receive dividends as declared by the board of directors out of funds legally available. The Class A common stock and Class B common stock and non-voting common stock share equally on a share-for-share basis in cash dividends.

         In the event of a merger or consolidation to which we are a party, each share of Class A common stock, Class B common stock and non-voting common stock will be entitled to receive the same consideration, except that, if we are not the surviving corporation, holders of Class B common stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of Class A common stock, and holders of non-voting common stock may receive stock with no voting rights.

         Our stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock, all holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders if we liquidate, dissolve or wind up. No shares of common stock are subject to redemption or a sinking fund. All issued common stock is validly issued, fully paid and nonassessable. In the event of any increase or decrease in the number of outstanding shares of Class A common stock or Class B common stock from a stock split, combination, consolidation or reclassification, we are required to take parallel action with respect to the other class so that the number of shares of each class bears the same relationship to each other as they did before the event.

         Conversion Rights and Restrictions on Transfer of Class B Common Stock. The Class A common stock and non-voting common stock have no conversion rights. Each share of Class B common stock is convertible at the option of the holder at any time and from time to time into one share of Class A common stock. Any holder of shares of Class B common stock desiring to transfer shares of Class B common stock must present those shares to us for conversion into an equal number of shares of Class A common stock. After conversion, the converted shares may be freely transferred, subject to applicable securities laws. A holder of Class B common stock may transfer shares of Class B common stock without conversion if the transfer is to one of the following:

         o Marshall W. Pagon or any of his immediate family members. For purposes of this paragraph, immediate family member includes Mr. Pagon's spouse and parents, the lineal descendents of either of his parents, and the spouses of their lineal descendents. Adoptive and step relationships are included for purposes of defining parentage and descent;

         o the estate of Marshall W. Pagon or any of his immediate family members until the property of such estate is distributed in accordance with such deceased's will or applicable law; or

         o any voting or other trust, corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by, and which is controlled by, Marshall W. Pagon or any of his immediate family members.

         If ownership or voting rights of shares of Class B common stock are transferred other than in accordance with the preceding paragraph, or a transferee loses the status that allowed him or her to hold shares of Class B common stock without conversion, such shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock. Because of these restrictions, no trading market is expected to develop in the Class B common stock and the Class B common stock will not be listed or traded on any exchange or in any market.

         In the event that shares of non-voting common stock are issued in the future, we would decide at the time whether to register those shares under the Securities Act. If they are not registered, the shares of non-voting common stock would be subject to restrictions on transfer.

         Effects of Disproportionate Voting Rights. The disproportionate voting rights of the classes of common stock could have any adverse effect on the market price of the Class A common stock. For example, we could not be acquired in a hostile takeover without Marshall W. Pagon's approval as long as he has voting control. Merger proposals, tender offers, or proxy contests may be discouraged even if such actions were favored by holders of Class A common stock. Accordingly, holders of Class A common stock may be unable to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from shareholders at a premium price.

         Transfer Agent and Registrar. First Union National Bank is the transfer agent and registrar for our Class A common stock. Its telephone number for such purposes is (704) 590-7408.

                        MATERIAL FEDERAL TAX CONSEQUENCES

         The following is a summary of certain material United States federal tax considerations relevant to the purchase, ownership and disposition of our Series C convertible preferred stock and Class A common stock. This summary is based on the current provisions of the Internal Revenue Code of 1986, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly on a retroactive basis. This summary applies only to investors who hold our Series C convertible preferred stock or Class A common stock as capital assets, within the meaning of section 1221 of the Internal Revenue Code, and does not discuss the tax consequences to special classes of investors, such as dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, investors holding our Series C convertible preferred stock or Class A common stock as a part of a hedging, short sale or conversion transaction or a straddle, investors whose functional currency is not the United States dollar, persons who hold our Series C convertible preferred stock or Class A common stock through partnerships or other pass-through entities, or except as specifically noted, certain United States expatriates. State, local and foreign tax consequences of ownership of our Series C convertible preferred stock and Class A common stock are not summarized.

         We have not requested, and do not intend to request, any rulings from the Internal Revenue Service concerning the federal tax consequences of an investment in our Series C convertible preferred stock or Class A common stock. You are advised to consult with your own tax advisor regarding the consequences of acquiring, holding or disposing of our Series C convertible preferred stock or Class A common stock in light of current tax laws, your particular investment circumstances, and the application of state, local and foreign tax laws.

         When we refer in this summary to a "United States Holder," we mean a beneficial owner of Series C convertible preferred stock or Class A common stock that is:

         o a citizen or resident of the United States for federal income tax purposes;

         o a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

         o an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source; or

         o a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust.

         When we refer in this summary to a "Non-United States Holder," we mean a beneficial owner of Series C convertible preferred stock or Class A common stock that is not a United States Holder.

United States Holders

         Distributions. A distribution of cash or common stock on the Series C convertible preferred stock or Class A common stock will be treated as a dividend in an amount equal to the cash and fair market value of Class A common stock received to the extent of our current or accumulated earnings and profits attributable to the distribution as determined under the United States federal income tax principles. The amount of our earnings and profits at anytime will depend upon our future actions and financial performance. If the amount of the distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the distribution will next be treated as a nontaxable return of capital and will be applied against and reduce your adjusted tax basis in the Series C convertible preferred stock or Class A common stock, as the case may be, but not below zero. The reduction in tax basis will increase the amount of any gain, or reduce the amount of any loss, which you would otherwise realize on the sale or other taxable disposition of the Series C convertible preferred stock or Class A common stock. If the distribution exceeds both our current and accumulated earnings and profits attributable to the distribution and your adjusted tax basis in your Series C convertible preferred stock or Class A common stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain depending on your holding period for the Series C convertible preferred stock or Class A common stock.

         Corporate investors in our Series C convertible preferred stock or Class A common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on the stock taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividend-received deduction, including but not limited to, the holding period rules of section 246(c) of the Internal Revenue Code, the rules of section 246A of the Internal Revenue Code which reduce the dividends-received deduction on dividends on certain debt-financed stock, and the rules in section 1059 of the Internal Revenue Code that reduce the basis of stock (and may require recognition of taxable gain) in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

         Optional Redemption for Cash. If we redeem our Series C convertible preferred stock for cash, the redemption will be taxable to you. The redemption generally will be treated as a sale or exchange if you do not own, actually or constructively within the meaning of section 318 of the Internal Revenue Code, any stock of Pegasus other than the redeemed Series C convertible preferred stock. If you do own, actually or constructively, other stock of Pegasus, a cash redemption of your Series C convertible preferred stock may be taxable in accordance with the treatment described above for distributions. Such treatment as a distribution will not apply if the redemption (1) is "substantially disproportionate" with respect to you under section 302(b)(2) of the Internal Revenue Code, or (2) is "not essentially equivalent to a dividend" under section 302(b)(1) of the Internal Revenue Code. A distribution to you will be "not essentially equivalent to a dividend" if it results in a meaningful reduction in your stock interest in Pegasus, which should be the case if your proportionate ownership interest is reduced (taking into account any actual ownership of Class A common stock and any stock constructively owned), your relative stock interest in Pegasus is minimal, and you exercise no control over our business affairs.

         If a cash redemption of your Series C convertible preferred stock is treated as a sale or exchange, it will result in capital gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the Series C convertible preferred stock redeemed, except to the extent that the redemption price includes unpaid dividends which we declare prior to the redemption. The capital gain or loss will be long term if you have held the Series C convertible preferred stock for more than one year. Any cash you receive in discharge of declared but unpaid dividends on the Series C convertible preferred stock will be treated as a distribution on the Series C convertible preferred stock to the extent of the declared but unpaid dividends, taxable in accordance with the treatment described above for distributions.

         If the cash you receive on redemption of your Series C convertible preferred stock is taxed as a dividend, your tax basis (reduced for amounts, if any, treated as return of capital) in the redeemed Series C convertible preferred stock will be transferred to any remaining other Pegasus stock you own, subject, in the case of a corporate taxpayer, to reduction or possible gain recognition under section 1059 of the Internal Revenue Code in an amount equal to the nontaxed portion of such dividend. If you do not actually own any other Pegasus stock, having a remaining stock interest only constructively, you may lose the benefit of your tax basis in the Series C convertible preferred stock but the tax basis may be shifted to the stock of the related person whose stock you constructively own.

         Under certain circumstances, section 305(c) of the Internal Revenue Code requires that any excess of the redemption price of preferred stock over its issue price be treated as constructively distributed on a periodic basis prior to actual receipt. The Series C convertible preferred stock provides for certain redemption premiums upon optional redemption. In addition, if a dividend on Series C convertible preferred stock is not declared and paid, it will accrue and become payable upon the redemption or conversion. We intend to take the position that the existence of our optional redemption rights or the accrual of a dividend on the Series C convertible preferred stock does not result in constructive distributions under section 305(c). The Internal Revenue Service might take a different position, however, and, for example, treat the accrued dividends as constructive distributions as they accrue even if no cash distributions are made.

         If there is a Provisional Redemption, you will be entitled to receive an additional cash payment representing the present value of the future dividends that would have been payable on your Series C convertible preferred stock for a certain period ("additional cash amount"). Your income tax consequences regarding receipt of the additional cash amount are not entirely clear. The likely result would be to treat the additional cash amount as an additional payment received in connection with the redemption of your Series C convertible preferred stock and any gain you realize on such redemption would be increased by the additional cash amount. In that case, the gain would be treated as a dividend or capital gain according to the principles described above.

         Conversion. You generally will not recognize gain or loss on conversion of shares of Series C convertible preferred stock into our Class A common stock, except with respect to any cash paid in lieu of fractional shares of Class A common stock. However, you may recognize gain or dividend income to the extent that you receive cash or Class A common stock in respect of dividends in arrears on the Series C convertible preferred stock at the time of conversion into Class A common stock. Your tax basis in the Class A common stock received upon conversion of Series C convertible preferred stock generally will be equal to your tax basis in the converted preferred stock, and the holding period of the Class A common stock generally will include your holding period for the converted preferred stock. However, the tax basis of any Class A common stock received on conversion which is treated as a dividend will be equal to its fair market value on the date of the distribution, and the holding period of that Class A common stock will commence on the day after its receipt.

         You may be deemed to have received a constructive distribution of stock taxable as a dividend if the conversion ratio of the Series C convertible preferred stock is adjusted to reflect a cash or property distribution on our Class A common stock or to prevent dilution in the case of certain issuances of rights or warrants to purchase Class A common stock at below market prices. Although an adjustment to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of your interest in Pegasus generally will not be considered to result in a constructive distribution of stock, certain of the possible adjustments may trigger this rule. If a nonqualifying adjustment is made, or if we fail to make an adjustment in certain cases, you might be deemed to have received a taxable stock dividend.

         Sale or Other Taxable Disposition. If you sell or dispose of your Series C convertible preferred stock or Class A common stock in a taxable transaction other than a redemption or conversion by us, you will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received and your tax basis in the Series C convertible preferred stock or common stock. The gain or loss will be long-term capital gain or loss if your holding period for the stock exceeds one year. The deductibility of capital losses is restricted and generally may only be used to reduce capital gains to the extent thereof.

Non-United States Holders

         Distributions. Distributions received by you as a Non-United States Holder in respect of the Series C convertible preferred stock and distributions in respect of Class A common stock, to the extent considered dividends for United States federal income tax purposes, generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividend is effectively connected with your conduct of a trade or business within the United States or, where a tax treaty applies, is attributable to a United States permanent establishment you maintain. However, if you are a partnership or an entity classified as a partnership for Untied States federal income tax purposes, the tax treatment of distributions received by you as a Non-United States Holder will generally depend also on the status of your partners for United States federal income tax purposes, and on certifications that you and they provide regarding that status.

         If the dividend is effectively connected with your conduct of a trade or business within the United States or, where a tax treaty applies, is attributable to your United States permanent establishment, the dividend will be subject to federal income tax on a net income basis at applicable graduated individual or corporate rates and, provided an appropriate certification is met, will be exempt from the 30% withholding tax. In addition to the graduated rate described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business or, where a tax treaty applies, is attributable to your United States permanent establishment, may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate specified by an applicable income tax treaty.

         If you claim exemption from withholding with respect to dividends effectively connected with your conduct of a business within the United States, you will be required to provide an appropriate certification to Pegasus or its paying agent. If you are eligible for a reduced rate of Untied States federal withholding tax you may obtain a refund of any excess withheld amounts by timely filing an appropriate claim for refund.

         Under currently applicable Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country, unless the payor has knowledge to the contrary, for purposes of withholding discussed above, and, under the current interpretation of these Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury regulations currently scheduled to be effective with respect to dividends paid after December 31, 2000, a Non-United States Holder of Pegasus stock who wishes to claim the benefit of an applicable treaty rate, and to avoid backup withholding as discussed below, will be required to satisfy applicable certification and other requirements.

         If a distribution exceeds our current and accumulated earnings and profits attributable to the distribution, it will be treated first as a return of your tax basis in the stock to the extent of our basis and then as gain from the sale of a capital asset which would be taxable as described below. Any withholding tax on distributions in excess of our current and accumulated earnings and profits is refundable to you upon the timely filing of an appropriate claim for refund with the Internal Revenue Service.

         Disposition of Series C Convertible Preferred Stock or Class A Common Stock. Generally, you will not be subject to United States federal income tax on any gain recognized upon the sale or other disposition of Series C convertible preferred stock or Class A common stock. However, you will be subject to federal income tax on the gain if:

         (1) the gain is effectively connected with your United States trade or business or, if a tax treaty applies, attributable to your United States permanent establishment;

         (2) you are an individual who is a former citizen of the United States who lost such citizenship within the preceding ten-year period, or former long-term resident of the United States who relinquished United States residency on or after February 6, 1995, and the loss of citizenship or permanent residency had as one of its principal purposes the avoidance of United States tax; or

         (3) you are a non-resident alien individual, are present in the United States for 183 or more days in the taxable year of disposition and
             (a) you have a "tax home" in the Untied States for United States federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States.

         Redemption and Conversion of Series C Convertible Preferred Stock. As a Non-United States Holder, you generally will not recognize any gain or loss for United States federal income tax purposes upon conversion of Series C convertible preferred stock into Class A common stock, except with respect to any cash paid in lieu of fractional shares of Class A common stock, which would be subject to the rules described under Disposition of Series C Convertible Preferred Stock or Class A Common Stock. However, you may recognize gain or dividend income to the extent that you receive cash or Class A common stock in respect of dividends in arrears on the Series C convertible preferred stock at the time of conversion into Class A common stock or you receive an additional cash amount.

         A redemption of Series C convertible preferred stock for cash will be an event which will constitute either a dividend to the extent of our current and accumulated earnings and profits or a sale or exchange. See United States Holders - Optional Redemption for Cash. To the extent the redemption is treated as a dividend, the tax consequences are described in Non-United States Holders - Distributions, and to the extent the redemption is treated as a sale or exchange, the tax consequences are described in Disposition of Series C Convertible Preferred Stock or Class A Common Stock.

         Federal Estate Taxes. If you are an individual Non-United States Holder, Series C convertible preferred stock or Class A common stock you hold or are treated as owning at the time of your death will be included in your United States gross estate for United States federal estate tax purposes and may be subject to Untied States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

         We generally will be required to report to certain holders of our Series C convertible preferred stock or Class A common stock and to the Internal Revenue Service the amount of any dividends paid to the holder in each calendar year and the amounts of tax withheld, if any, with respect to such payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-Untied States Holder resides under the provisions of an applicable income tax treaty.

         Each holder of Series C convertible preferred stock or Class A common stock, other than an exempt holder such as a corporation, tax-exempt organization, qualified pension or profit-sharing trust or individual retirement account, or a Non-United States Holder who provides certification as to the non-United States status of the beneficial owner of the shares, will be required to provide, under penalties of perjury, a certification settling forth the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. If a nonexempt holder fails to provide the required certification, we will be required to withhold 31% of the amount otherwise payable to the holder, and remit the withheld amount to the Internal Revenue Service as a credit against the holder's federal income tax liability. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

         Payment of the proceeds of a sale of Series C convertible preferred stock or Class A common stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury as to its Non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Series C convertible preferred stock or Class A common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a "controlled foreign corporation" for U.S. federal tax purposes, or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 2000, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, such payments will be subject to information reporting unless (1) such broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the beneficial owner's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

         The foregoing discussion is for general information and is not tax advice. accordingly, each prospective holder of Series C convertible preferred stock or Class A common stock should consult its tax advisor as to the particular tax consequences to it of the Series C convertible preferred stock and Class A common stock, including the applicability and effect of any state, local or federal income tax laws, and any recent or prospective changes in applicable tax laws.

                            SELLING SECURITY HOLDERS

         The information will be filed by amendment.


                              PLAN OF DISTRIBUTION

         We are registering our Series C convertible preferred stock and the underlying Class A common stock to allow the selling security holders and their successors, including their transferees, pledgees and donees and their successors, to sell these securities to the public from time to time after the date of this prospectus. The selling security holders may sell the securities directly or through underwriters, broker-dealers or agents. If the selling security holders sell the securities through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agents' commissions. We have agreed to pay, subject to certain limitations, substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

         The total proceeds to the selling security holders from selling the securities will be the purchase price of the securities, less any discounts and commissions paid by the selling security holders. We will not receive any of the proceeds from the selling security holders' sale of the securities.

         The SEC may deem the selling security holders and any broker-dealers or agents who participate in the distribution of the securities to be "underwriters." As a result, the SEC may deem any profits the selling security holders make by selling the securities and any discounts, commissions or concessions received by any broker-dealers or agents to be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" will be subject to the prospectus delivery requirements of the Securities Act and may also be subject to liabilities under the securities laws, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the securities.

         The selling security holders and any other person who participates in distributing the securities will be subject to the Exchange Act of 1934. The Exchange Act rules include Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before beginning to distribute the securities. This may affect the securities' marketability and the ability of any person or entity to engage in market-making activities with respect to the securities.

         The selling security holders may sell the securities in one or more transactions at:

         o   fixed prices;

         o   prevailing market prices at the time of sale;

         o   varying prices determined at the time of sale; or

         o   negotiated prices.

         These sales may be effected in transactions:

         o on any national securities exchange or quotation service on which the securities are listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the Class A common stock;

         o   in the over-the-counter market;

         o in transactions other than transactions on national securities exchanges, quotation services or in the over-the-counter market; or

         o   through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

         In connection with sales of the securities or otherwise, any selling security holder may:

         o enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume;

         o sell the securities short and deliver the securities to close out their short positions; or

         o loan or pledge the securities to broker-dealers, who may in turn sell the securities.

         We cannot assure you that any selling security holder will sell any or all of the securities using this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The selling security holders also may transfer, devise or gift the securities by other means not described in this prospectus.

         To comply with the securities laws of some states, if applicable, the selling security holders may only sell the securities in these jurisdictions through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         Our Class A common stock trades on the Nasdaq National Market under the symbol "PGTV." We do not intend to apply for listing of the Series C convertible preferred stock on any securities exchange or for quotation through Nasdaq. Accordingly, we cannot assure you that selling security holders will be able to sell the preferred stock or that any trading market for the preferred stock will develop. See Risk Factors--Risks of Investing in Series C Convertible Preferred Stock--We Cannot Assure You That An Active Trading Market Will Develop.

         With respect to a particular offering of the securities, to the extent required, we will file an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, disclosing the following information:

         o the Series C convertible preferred stock or Class A common stock to be offered and sold;

         o   the names of the selling security holders;

         o the respective purchase prices and public offering prices and other material terms of the offering;

         o the names of any participating agents, broker-dealers or underwriters; and

         o any applicable commissions, discounts, concessions and other items constituting compensation from the selling security holders.

         The registration rights agreement filed as an exhibit to this registration statement provides that we and the selling security holders will indemnify each other and each other's directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, or that we will be entitled to contribution from each other in connection with these liabilities.

                                  LEGAL MATTERS

         Certain legal matters in connection with the validity of the shares of Series C convertible preferred stock and Class A common stock will be passed upon by Drinker Biddle & Reath LLP, counsel for Pegasus. Michael B. Jordan, a partner of Drinker Biddle & Reath LLP, is an Assistant Secretary of Pegasus.

                                     EXPERTS

         The financial statements of Pegasus Communications Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Golden Sky Holdings, Inc.'s consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of KPMG LLP, independent accountants, given and on the authority of that firm as experts in accounting and auditing.

================================================================================

We have not authorized any dealer, salesperson or any other person to give any information or represent anything not contained in this offering memorandum. You must not rely on any unauthorized information. This offering memorandum does not offer to sell or buy any notes in any jurisdiction where it is unlawful.




                               -----------------












================================================================================

================================================================================

                               [GRAPHIC OMMITED]


                       Pegasus Communications Corporation

                 3,000,000 Shares of 6 1/2% Series C Convertible
                     Preferred Stock and the Shares of Class
                          A Common Stock Issuable Upon
                           Conversion of the Series C
                           Convertible Preferred Stock

                    ----------------------------------------

                                   PROSPECTUS

                                ______ ___ , 2000


================================================================================

                 PART II: Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses payable by us in connection with this registration statement:

         Securities and Exchange Commission Registration Fee........ $ 91,377
         Accounting Fees and Expenses............................... $ 20,000
         Legal Fees and Expenses.................................... $ 75,000
         Miscellaneous Expenses..................................... $105,000
                                                                     --------
         Total...................................................... $291,377
                                                                     ========

Item 15.  Indemnification of Directors and Officers.

         The Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

         Article 6 of the Registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director of office of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the Registrant's By-Laws is entitled to advances from the Registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

         The Registrant maintains directors' and officers' liability insurance.

Item 16.  Exhibits

Exhibit
Number   Description of Document
------   -----------------------

 4.1     Certificate of Designation, Preferences and Relative,
         Participating, Optional and Other Special Rights of Preferred
         Stock and Qualifications, Limitations and Restrictions Thereof
         of 6 1/2% Series C Convertible Preferred Stock (which is
         incorporated by reference to Exhibit 3.5 to Pegasus'
         Registration Statement of Form S-4 (File No. 333-31080)).
 4.2* 6 1/2% Series C Convertible Preferred Stock Registration Rights Agreement dated as of January 25, 2000 by and among Pegasus Communications Corporation and Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
 5.1**   Opinion of Drinker Biddle & Reath LLP.
 8.1**   Opinion of Drinker Biddle & Reath LLP concerning tax matters.
12.1*    Statement Regarding Computation of Ratios.
23.1**   Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).
23.2*    Consent of PricewaterhouseCoopers LLP.
23.3*    Consent of KPMG LLP.
24.1*    Powers of Attorney (included on Signatures and Powers of Attorney).

--------------------------------------------------------------------------------

*    Filed herewith
** To be filed by amendment and/or, as applicable to a particular offering of securities, as an exhibit to a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).

Item 17: Undertakings

         (a)    The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3)
                of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions permitted under
Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time is was declared effective.

             (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on March 16, 2000.

                                            PEGASUS COMMUNICATIONS CORPORATION

                                            By:      /s/ Ted S. Lodge
                                                     -------------------------
                                                     Ted S. Lodge
                                                     Senior Vice President


Date:  March 16, 2000

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Marshall W. Pagon, M. Kasin Smith and Ted S. Lodge as his or her attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to the Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Notes under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact the agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                  Signature                                       Title                               Date
                  ---------                                       -----                               ----


            /s/ Marshall W. Pagon                  President, Chief Executive Officer,            March 16, 2000
----------------------------------------------     Chairman of the Board and Director
              Marshall W. Pagon
        (Principal Executive Officer)


              /s/ M. Kasin Smith                     Vice President and Acting Chief              March 16, 2000
----------------------------------------------              Financial Officer
                M. Kasin Smith
 (Principal Financial and Accounting Officer)


           /s/ Robert N. Verdecchio                             Director                          March 16, 2000
----------------------------------------------
             Robert N. Verdecchio


          /s/ James J. McEntee, III                             Director                          March 16, 2000
----------------------------------------------
            James J. McEntee, III


             /s/ Mary C. Metzger                                Director                          March 16, 2000
----------------------------------------------
               Mary C. Metzger


             /s/ Donald W. Weber                                Director                          March 16, 2000
----------------------------------------------
               Donald W. Weber


            /s/ Michael C. Brooks                               Director                          March 16, 2000
----------------------------------------------
              Michael C. Brooks


           /s/ Harry F. Hopper, III                             Director                          March 16, 2000
----------------------------------------------
             Harry F. Hopper, III


            /s/ William P. Phoenix                              Director                          March 16, 2000
----------------------------------------------
              William P. Phoenix


             /s/ Riordon B. Smith                               Director                          March 16, 2000
----------------------------------------------
               Riordon B. Smith

                                  EXHIBIT INDEX


Exhibit
Number            Description of Document

 4.1              Certificate of Designation, Preferences and Relative,
                  Participating, Optional and Other Special Rights of Preferred
                  Stock and Qualifications, Limitations and Restrictions Thereof
                  of 6 1/2% Series C Convertible Preferred Stock (which is
                  incorporated by reference to Exhibit 3.5 to Pegasus'
                  Registration Statement of Form S-4 (File No. 333-31080)).
 4.2*             6 1/2% Series C Convertible Preferred Stock Registration
                  Rights Agreement dated as of January 25, 2000 by and among
                  Pegasus Communications Corporation and Donaldson, Lufkin &
                  Jenrette Securities Corporation, Bear, Stearns & Co. Inc.,
                  Banc of America Securities LLC, Deutsche Bank Securities Inc.
                  and CIBC World Markets Corp.
 5.1**            Opinion of Drinker Biddle & Reath LLP.
 8.1**            Opinion of Drinker Biddle & Reath LLP concerning tax matters.
12.1*             Statement Regarding Computation of Ratios.
23.1**            Consent of Drinker Biddle & Reath LLP (included in
                  Exhibit 5.1).
23.2*             Consent of PricewaterhouseCoopers LLP.
23.3*             Consent of KPMG LLP.
24.1*             Powers of Attorney (included on Signatures and Powers of
                  Attorney).
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*    Filed herewith
** To be filed by amendment and/or, as applicable to a particular offering of securities, as an exhibit to a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).

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